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EDITED TRANSCRIPT

WOR - Q4 2017 Worthington Industries Inc Earnings Call

EVENT DATE/TIME: JUNE 29, 2017 / 2:30PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

B. Andrew Rose *Worthington Industries, Inc. - CFO and EVP*

Cathy Lyttle *Worthington Industries, Inc. - VP of Communications & IR*

John P. McConnell *Worthington Industries, Inc. - Chairman of the Board and CEO*

Mark A. Russell *Worthington Industries, Inc. - President & COO*

CONFERENCE CALL PARTICIPANTS

Martin John Englert *Jefferies LLC, Research Division - Equity Analyst*

Tyler Lange Kenyon *KeyBanc Capital Markets Inc., Research Division - Associate*

PRESENTATION

Operator

Good morning, and welcome to the Worthington Industries Fourth Quarter Fiscal 2017 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I'd like to introduce Ms. Cathy Lyttle, vice president of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

Cathy Lyttle - *Worthington Industries, Inc. - VP of Communications & IR*

Thank you, Sherry. Good morning, and welcome to our fourth quarter and fiscal year-end earnings call.

Certain statements we make today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested.

Our earnings news release was issued late yesterday afternoon. Please review it for more details on those factors that could cause actual results to differ materially. We are recording this call and it will be made available later on our website.

Here today to discuss our 2017 fiscal year-end and fourth quarter, our Chairman and CEO, John McConnell; President and COO, Mark Russell; and Executive Vice President and CFO, Andy Rose. John will begin.

John P. McConnell - *Worthington Industries, Inc. - Chairman of the Board and CEO*

Well, thank you, Cathy, and thanks to each of you on the phone for joining us today. This quarter and the fiscal year speak for themselves. I'm very proud of our employees for producing another record year and appreciate all of their hard work.

It's not easy to continually find ways to improve on what you do, either individually or collectively. To all those who work here and to all those we work with, thank you.

I'm also very excited about the addition of Amtrol to the Worthington family and welcome their employees. Amtrol's products fold nicely into our Cylinder operations and perfectly match our criteria for increasing our operating margins while decreasing our earnings volatility.

I'll turn the call over to Andy and Mark now for more details on the quarter and the year.

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Thank you, John, and good morning, everyone. The company finished the fiscal year strong with quarterly earnings adjusted for restructuring and nonrecurring gains of $0.87 per share, up $0.01 a share from the prior year quarter. For the fiscal year, we achieved record earnings per share of $3.22 adjusted for restructuring and nonrecurring items, an increase of $0.74 or 30%.

Rising steel prices throughout the year added $25 million of inventory holding gains in Steel Processing as compared to $15 million of inventory holding losses in the prior year.

Pressure Cylinders was relatively flat for the year, but demand in oil and gas has picked up recently benefiting fourth quarter margins and earnings.

Engineered Cabs also saw significant opportunity -- significant improvement year-over-year. Equity income from joint ventures was $5 million lower than the previous year, driven by higher steel costs in our WAVE joint venture, lower offload business at ArtiFlex and the consolidation of WSP.

EBITDA for the year was $407 million, another record for the company.

Several unique items in Q4 were as follows: Inventory holding gains during the quarter were estimated at $10.5 million or $0.10 per share as compared to gains of $3 million or $0.03 per share in the prior year quarter. Restructuring charges were negligible at $400,000 during the quarter.

Pressure Cylinders had almost $3 million of onetime SG&A expenses for severance and deal expenses from the Amtrol acquisition.

Our effective annual tax rate came in at 27.9% in the fourth quarter. For fiscal 2018, we're assuming 31% for the year.

Cylinders operating income, excluding restructuring, was up $5.3 million or 39% to $18.9 million, driven primarily by improved sales in Oil & Gas Equipment, up 40%.

Operating margins for the quarter were once again below normal due to the impact of losses in Oil & Gas and the onetime expenses mentioned above, but the trend is encouraging. We are seeing increased activity across our Oil & Gas platform and are scaling up quickly to meet rising customer demand.

Several leadership changes and the continued rollout of Transformation 2.0 are beginning to drive improvements in many areas of the business.

Steel Processing operating income was up $13.8 million or 34%, excluding restructuring, from the prior year quarter to $54.6 million. Recent increases in flat steel pricing, improved spreads and strengthened agriculture drove the increase.

Revenue in Engineered Cabs was relatively flat year-over-year at $30 million and, excluding restructuring, operating losses were $600,000, a $600,000 improvement over the same quarter a year ago. The Cabs team continues to do a nice job transitioning their business model and cost structure to one that will improve returns as their end markets improve. A lot of hard work by the Cabs team in reducing operating cost drove the improvement.

Equity income from our joint ventures during the quarter was down $8.4 million. WAVE, ClarkDietrich and Serviacero all experienced lower spreads, driven by higher steel costs in the current quarter. We received dividends from JVs of $18 million during the quarter.

For the year, we received dividends of $102 million, a cash conversion rate of 93% on equity income. Cash from operations was $81 million for the quarter. We spent $16 million on capital projects, distributed $12.6 million in dividends and didn't repurchase any stock during the quarter.

Yesterday, the board declared a $0.21 per share dividend, an increase of $0.01 per share payable in September of 2017. This is the seventh consecutive year with a dividend increase and the 49th consecutive year that the company has paid a dividend.

Interest expense was down $1.5 million to $6.6 million. Post closing for the Amtrol acquisition, we have $32 million in cash, $616 million of total debt and $551 million available under our revolving credit facilities. Our debt-to-EBITDA leverage ratio is now 1.4x.

Overall, we are very pleased with the quarter and the year. The company generated record earnings per share and EBITDA. EBITDA for the year was up 17%, and free cash flow was $267 million.

Over the past 5 years, our average free cash flow has exceeded $200 million per year, which we are investing to grow our business and reward shareholders. We distributed $51 million in dividends and spent $68 million in capital expenditures. Although we completed no acquisitions during fiscal 2017, we did close the largest acquisition in our history with the purchase of Amtrol on June 2.

We were able to fund most of the purchase of Amtrol with available cash, and it will be accretive in fiscal 2018. Amtrol fits well with our strategy to leverage our core businesses via M&A, and it strengthens our competitive position in the Industrial and Consumer Products segments of Pressure Cylinders.

With at least $6 million to $8 million of purchasing and Executive retirement synergies and Transformation 2.0 improvement opportunities, we are very excited about the addition of Amtrol to our family of businesses.

With the completion of the Amtrol acquisition, we will also be once again looking for opportunities to repurchase our stock as we continue our balanced approach to investing in our business, acquiring new businesses and returning capital to shareholders that has served us well.

Thank you to all of Worthington's employees for their hard work and dedication to serving our customers well and delivering a record year for our shareholders.

Mark will now discuss operations.

Mark A. Russell - *Worthington Industries, Inc. - President & COO*

Thanks, Andy. In Steel Processing, our direct customer shipments increased by 9% compared to the prior year quarter. We finished the year strong and likely gain market share as comparable Metals Service Center Institute data shows only a 4% increase in direct industry shipments.

Our toll processing volume also showed slight growth and combined, the direct and toll volume increased by 5%, while the mix was 54% direct versus 46% toll.

Steel Processing shipments strength was across most of our major markets led by significant gains in agricultural volume, which was up 56% compared to a relatively weak quarter last year.

Automotive shipments to the Detroit Three increased 4%, and our other automotive shipments were up another 4%.

Our Construction volume was down 11%, but that appears to reflect the timing of large customer orders rather than any general construction market weakness.

Our Steel Processing joint ventures performed well, and we're starting to see the benefit of our recent capacity expansions at Tailor Welded Blanks and Serviacero.

TWB is nearing completion of their 10th North American facility, which is located in the same industrial campus and will share supply chain benefits with our Serviacero facilities in Monterrey, Mexico.

Serviacero had another strong quarter with direct shipments up 7% and toll shipments up 2%. And our ZNW venture in China continues to ramp up as trial orders are being produced for customers there.

Turning now to Pressure Cylinders. Within Pressure Cylinders, our Oil & Gas Equipment revenue was up 40% compared to last year, as volume and bookings in this business have increased now for the third straight quarter.

In our Industrial Products Group, which now includes our Cryogenics business, revenue was up 4%, mostly related to refrigerant volume.

In Alternative Fuels, revenue was up 6%, primarily due to European sales. In Consumer Products, revenue was up slightly on higher shipments of helium cylinders and torches, with our helium sales volume driven by the continuation of our successful in-store Balloon Time promotions.

In Engineered Cabs, shipment volume was steady as the overall off-highway equipment market remains at historically low levels. WAVE's earnings decreased slightly, primarily due to lower volume in the Americas and compression in metal spreads. This lower volume appears to be related to order timing and does not look like it's driven by overall market conditions, which remain relatively strong.

Finally, we're pleased with the progress of the 2.0 version of our Transformation. Our Transformation uses Lean principles, but it's much more ambitious in terms of scope and results than the Lean or continuous improvement programs you may be familiar with. We're looking for significant improvement in not just operations but everything we do, including our supply chain, commercial and support functions.

And we're currently focused on the transition from launching the new 2.0 playbook to ensuring that we sustain and continue to spread the proven balance sheet and bottom line impact of our work, including a newly developed method we have of measuring the cultural maturity or second nature aspect of how we do things. And as always, we'll keep you updated on our progress here in the future quarters.

John, back to you.

John P. McConnell - *Worthington Industries, Inc. - Chairman of the Board and CEO*

Well, thank you, both. We'll, as always, be happy to take any questions you have.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we'll go to the line of Martin Englert with Jefferies.

Martin John Englert - *Jefferies LLC, Research Division - Equity Analyst*

Beyond WAVE, I believe you noted that some of the other JVs were also adversely impacted from higher steel costs year-on-year. Do you have any estimates as to maybe what that headwind was on the income?

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

I mean, I would just say you saw the decline in the joint venture income, it's sort of consistent. It's a couple of million bucks across each of the businesses that I mentioned. If you remember, Martin, a year ago, the steel prices in the first calendar quarter were very low, I think in the $400s a ton for hot-rolled, and then you started to see a significant rise. And so all of those businesses benefited because they had low-cost inventory on their balance sheet, and we're able to sell it at higher prices. And so this year, you didn't have that, that tailwind.

Martin John Englert - *Jefferies LLC, Research Division - Equity Analyst*

Okay, that's helpful. And then, sales to automotive as a portion of overall declined to about 40% I think versus 43% a quarter ago. Can you just talk about what you're seeing there regarding the automotive demand in recent quarters and kind of what you're expecting near-term with the seasonal shutdowns?

Mark A. Russell - *Worthington Industries, Inc. - President & COO*

This is Mark. The experience in the quarter that ended in May was we were up, we were up 4% year-on-year, both for Detroit Three as well as new domestic shipments. So within the quarter -- for the quarter, we were up. However, we see the same thing everybody else sees, which is activities slowing slightly at this point. People are starting to adjust their schedules. We expect that, that will begin to show in the quarter that we're in. So it's a slight softening.

Martin John Englert - *Jefferies LLC, Research Division - Equity Analyst*

Okay. And I guess alternatively there, you also saw some gains within agriculture. Can you just remind us the types of markets that you're selling to there, like how the product mix looks and how the margins kind of compare to the aggregate segment overall in Steel Processing?

Mark A. Russell - *Worthington Industries, Inc. - President & COO*

The strength we had there was in coated products, so that's our galvanizing lines in Michigan and Ohio. And the big market there that was driving the increase is grain storage. So we had one of the strongest springs for grain storage that we have seen in several years as people obviously anticipate larger crops of the base grains and legumes, soybeans, corn, et cetera.

Operator

We'll go to the line of Tyler Kenyon with KeyBanc Capital Markets.

Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

Just, Andy, with respect to the Pressure Cylinders, it looks like there may have just been maybe some reclassification of just some of the volumes just consumed among the consumer and industrial business segments. Just wanted a little bit more color on that. And I know you mentioned that there was a bit of an SG&A impact just associated with the Amtrol acquisition in the quarter, just wondering if you could provide any color as to what that actually was.

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Yes, the -- so I was trying to figure out how you saw that. I saw it in your note, Tyler, the reclass. But basically, we have a small business here in Ohio actually that we acquired a few years back that makes brazing rod and it's essentially sold through the wholesale plumbing channel, but we reclassified that. It's not a big business, probably $7 million or $8 million of revenue, but that's what's going on there. There's actually probably more of that to come. With the change in leadership in Cylinders a year ago, we have been realigning some of those businesses. So -- and then with the acquisition of Amtrol, we've got -- there is sort of 2 major parts to that business, one is Industrial Gas-related, one is Consumer Products-related. So you're going to have more noise there. It's good noise, but it'll probably make it a little difficult to comp over the next year or so. And as it relates to SG&A, I think I called out $3 million of cost in the quarter. A lot of deal fees obviously flowing through. We closed the acquisition on June 2, but obviously we spent a fair amount of money on what you would expect around diligence and executing legal docs, that kind of stuff. And then there's some severance in there as well.

Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

Okay, that's helpful. And that was all within Pressure Cylinders' SG&A?

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Yes.

Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

Okay. Okay, and I know you gave some good colors to what the FIFO inventory gains were in the quarter within Steel Processing. Any sense for where you might shake out in the first quarter of '18 based on where we are today?

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Yes, I mean, it will normalize a little bit. We had the big – sort of the big run up there a quarter-or-so ago, and that flowed most – flowed through mostly in this quarter. So we're probably expecting a little bit of a reversal in the first quarter.

Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

To the same magnitude, as the gains you realized in the fourth quarter or just...

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Yes, I would say, I mean, it's hard to tell right now because the quarter is not complete, but – and we're still pretty early, but I would say not nearly as dramatic as to what we saw in the first or the fourth quarter.

Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

Perfect. And then, Mark, can you just comment on what you're seeing in Oil & Gas? Clearly, starting to see more of a pronounced step function in terms of the improvement in that business. Just what you're seeing there and kind of how you're expecting that market to progress as we move through the next couple of quarters.

Mark A. Russell - *Worthington Industries, Inc. - President & COO*

Well our highest margin products, Tyler, are the separation units that we make or gas processing units that we make. And the driver for demand of that is the price of natural gas. So the price of natural gas is relatively stronger than the price for oil, you are $3 plus an MMBTU for gas, where oil is still languishing in the mid-lower 40s. At that level then you see the oil-driven plays in Texas and the Plains and the Dakotas, they don't have as much strength as the gas-driven plays, which here in the Northeast, the Marcellus and Utica are more gas-driven. So the strength is concentrated in the Northeast, and it's driven by the price of natural gas rather than oil. And it skews to our higher-margin products, the tanks and storage products that we manufacture, those are for storing the liquids, and the separation units are for separating the gas-driven play. The other factor that's going on in the Northeast is the completion of gathering infrastructure there where a lot of wells that did not get drilled that would have been drilled but they could have been hooked up and the gathering pipelines have now caught up to the drilling activity, so that's no longer a constraint. And that's why you're starting to see some more strength in terms of demand. Our forward order book looks stronger than it has in the couple of years in that business.

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Tyler Lange Kenyon - *KeyBanc Capital Markets Inc., Research Division - Associate*

Okay, great. Appreciate all that. And then just a higher-level question, made -- you just recently made a big deal, one which was a -- neutral from a leverage perspective. And just curious, with credit markets being pretty wide open and pretty accommodating at this point, whether you'll look to aggressively pursue M&A and if we should be thinking about the level of priority between capital allocation within all the buckets that you previously mentioned, if that's changed at all after this?

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

I would say our strategy continues to be intact with respect to growing through M&A. We did kind of put our head in the sand a little bit, 1.5 year-or-so ago, 2 years ago, just because we had done so many deals in Cylinders and we really wanted to digest what we had done and get those businesses integrated and get them in good shape. And so we're kind of through that. Amtrol is a bigger acquisition but it's also a very sophisticated company. The integration is proceeding very well. We're actually learning a lot from their business and, obviously, we're going to share some of our practices with their business. So I would say, if we can find good companies and get them at what we think are good prices, we'll continue to be active on the M&A front. As you know, it's a hot market. It continues to be a lot of capital out there, and so it's competitive. But for the time being, I would say it's kind of steady as she goes. If you think about capital allocation, it should reflect kind of what we've done historically. The only difference being we just spent close to $300 million on the second day of our fiscal year. So we're obviously off to a strong start on the M&A piece.

Operator

(Operator Instructions) We'll go to the line of Martin Englert with Jefferies.

Martin John Englert - *Jefferies LLC, Research Division - Equity Analyst*

Just one quick follow-up. What's the CapEx budget for the year?

B. Andrew Rose - *Worthington Industries, Inc. - CFO and EVP*

Yes, I would say probably in the $80 million to $85 million range. We actually came in a little under, where I thought we would this year, but that's probably a good proxy for next year.

Operator

(Operator Instructions)

John P. McConnell - *Worthington Industries, Inc. - Chairman of the Board and CEO*

Seems like we're kind of running out of steam on the questions, so again, I want to thank you for joining us today. Fiscal 2018 is going to be a fun year, full of challenges and opportunities. I'm confident that our team will navigate the coming year better than anyone else sailing in similar waters. Thanks again. Talk to you next quarter.

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Operator

And ladies and gentlemen, that does conclude your conference for today. Thank you for using AT&T Executive TeleConference Service. You may now disconnect.